Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is dated as of this 15th day of January, 2008, by and between TerreStar Networks Inc., a Delaware corporation (hereinafter referred to as the “Company”), and Michael J. Reedy (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain employment agreement dated as of May 1, 2007, as amended (the “Predecessor Agreement”), which expires by its terms on January 15, 2008; and

WHEREAS, the Company and the Executive wish to continue the Executive’s employment with the Company following the expiration of the Predecessor Agreement under the terms and conditions set forth herein.

CONSEQUENTLY, in consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

1.            Representations and Warranties.

(a)            The Executive represents and warrants to the Company that the Executive is not bound by any restrictive covenants and has no prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Executive’s acceptance of continued employment or the performance of all duties and services hereunder to the fullest extent of the Executive’s ability and knowledge.  The Executive agrees to indemnify and hold harmless the Company for any liability the Company may incur as the result of the existence of any such covenants, obligations or commitments.

(b)            The Company acknowledges and agrees that nothing herein shall be deemed to terminate, modify, alter or eliminate any compensation, benefits or related rights Executive already earned or in which he became fully vested (without any contingency that would result in the loss of such rights, compensation or benefits) in connection with his employment with the Company prior to the execution of this Agreement, including but not limited to any vesting in or contributions made to any pension funds, 401(k) plans, vested stock options or restricted stock or other equity interest in the Company.

2.            Term of Employment.  The Company will continue to employ the Executive and the Executive accepts continued employment by the Company on the terms and conditions herein contained for the period (the “Employment Period”) provided in Section 5 of this Agreement.

3.            Duties and Functions.

(a)            (i)            The Executive shall be employed as Chief Operating Officer of the Company and shall oversee, direct and manage the operations of the Company. The Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”).

(ii)            The Executive agrees to undertake the duties and responsibilities inherent in the position of Chief Operating Officer, which may encompass different or additional duties as may, from time to time, be assigned by the CEO, and the duties and responsibilities undertaken by the Executive may be altered or modified from time to time by the CEO. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any change thereof which may be adopted at any time by the Company.

(b)            During the Employment Period, the Executive will devote his full time and efforts to the business of the Company and, except as expressly provided herein, will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of his duties hereunder in any way. The Executive may engage in non-competitive business or charitable activities for reasonable periods of time each month so long as such activities do not interfere with the Executive’s responsibilities under this Employment Agreement.  The Company acknowledges that the Executive currently serves on the board of directors of the companies and organizations listed on Schedule A attached hereto (the “Other Company Board Obligations”) and that the Other Company Board Obligations do not violate the terms of this Agreement.  The Executive acknowledges that he does not reasonably expect that such Other Company Board Obligations will violate the terms of this Agreement during the Executive’s employment with the Company.  The Company acknowledges that, in addition to the Other Company Board Obligations, from time to time, the Executive may be asked to serve on the board of directors of other companies or organizations.  The Company and the Executive agree that, subject to the prior written approval of the Company, which shall not be unreasonably withheld, the Company shall permit the Executive to serve on the boards of up to two public companies and not more than four (4) boards in total at any one time (including the Other Company Board Obligations); provided, however, that, with respect to the Other Company Board Obligations and any additional board positions maintained by the Executive, such services (i) do not materially interfere with or materially affect the Executive’s service to the Company, (ii) do not otherwise create a situation where a conflict of interest or ethical concerns are likely to be created and (iii) are not for companies or organizations that compete directly with the Company’s business as then conducted.

4.            Compensation.

(a)            Base Salary:

(i)            As compensation for his services hereunder, during the Executive’s employment as Chief Operating Officer, the Company agrees to pay the Executive a base salary at the rate of Three Hundred Sixty-Four Thousand ($364,000) per annum (the “Base Salary”), payable in accordance with the Company’s normal payroll schedule, or on such other periodic basis as may be mutually agreed upon by the Company and the Executive.  The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(ii)            At the end of calendar year 2008 and at the end of each subsequent calendar year thereafter, the Executive’s salary shall be reviewed in accordance with corporate policy in effect at the time and contributions made by the Executive to the Company during such calendar year subject to the provisions of Section 5 of this Agreement.

(b)            Bonus:  The Executive shall be eligible to receive an annual cash bonus award (the “Annual Bonus”), which shall be based on a target of Sixty percent (60%) of the Executive’s then current Base Salary (the “Target Annual Bonus”).  The Annual Bonus is not guaranteed and is contingent upon the Executive and the Company achieving deliverables or goals agreed to by the Executive and the CEO or compensation committee of the Board (the “Compensation Committee”).  Any Annual Bonus shall be determined by the Board or the Compensation Committee.  There will be an opportunity for the Executive to earn more than the Target Annual Bonus based upon Executive’s success in meeting identified performance targets during the relevant time period.  The Target Annual Bonus shall be paid, if at all, by no later than the fifteenth (15th) day of the third (3rd) month after the close of the fiscal year with respect to which the Target Bonus Award is payable. For purposes of this Agreement, the Executive’s Base Salary and Annual Bonus shall be referred to collectively as the “Total Cash Compensation.”

(c)            Participation in Equity Incentive Program:  The Executive will be eligible to participate in the 2006 TerreStar Corporation Equity Incentive Stock Plan, as the same may be amended from time to time, and such other equity or long-term incentive programs that the Company has established or may, from time to time, establish for its employees or service providers (each, a “Plan” and, collectively, the “Plans”).  The terms and conditions governing eligibility for, entitlement to, and participation under any Plan shall be governed by such Plan and any other documents or agreements to be executed by the Executive or the Company in accordance therewith.

(d)            Other Expenses:  In addition to the compensation described in this Section 5, the Company agrees to pay and reimburse the Executive during his employment for all reasonable, ordinary and necessary, properly vouchered, client-related business or entertainment expenses incurred in the performance of his services hereunder in accordance with Company policy in effect from time to time; provided, however, that the amount available to the Executive for such travel, entertainment and other expenses may require advance approval by the Chief Financial Officer or such other executive officer of the Company pursuant to the Company’s policy then in effect.  The Executive shall submit vouchers and receipts for all expenses for which reimbursement is sought.

(e)            Vacation:  During each calendar year, the Executive shall be entitled to the standard amount of vacation provided by the Company for senior level executives.

(f)            Fringe Benefits:  In addition to his compensation provided by the foregoing, the Executive shall be entitled to the benefits available generally to Company employees pursuant to Company programs, including, by way of illustration, personal leave, paid holidays, sick leave, profit-sharing, retirement, disability, dental, vision, group sickness, accident or health insurance programs of the Company which may now or, if not terminated, shall hereafter be in effect, or in any other or additional such programs which may be established by the Company, as and to the extent any such programs are or may from time to time be in effect, as determined by the Company and the terms hereof, subject to the applicable terms and conditions of the benefit plans in effect at that time.  Nothing herein shall affect the Company’s ability to modify, alter, terminate or otherwise change any benefit plan it has in effect at any given time, to the extent permitted by law.

5.            Employment Period; Termination.

(a)            Commencement.  The Executive’s employment under this Agreement shall commence on January 1, 2008 (the “Commencement Date”), and shall continue thereafter until this Agreement expires on December 31, 2008 or the Executive’s employment is terminated by either party pursuant to the terms of this Agreement.  The parties acknowledge that, for purposes of seniority, benefits entitlement, vacation awards, and vesting in any pension/retirement programs, the Executive’s initial employment date with the Company shall be the relevant date for calculating his eligibility for and entitlement to any such programs, rather than the Commencement Date.

(b)            Employment Period.  The Employment Period shall commence on the Commencement Date and shall continue until the earlier of: (i) the close of business on the first anniversary of the Commencement Date (the “Expiration Date”) (with the period from the Commencement Date through the Expiration Date being referred to herein the “Initial Term”); and (ii) the termination of the Executive’s employment pursuant to the terms of this Section 5.  The Initial Term may be renewed or extended for any additional period or periods after the Initial Term (each, a “Renewal Term”) if the Executive and the Company mutually consent to such renewal or extension at any time on or prior to the Expiration Date or the last day of the expiring Renewal Term, as applicable.  The Initial Term plus any Renewal Terms shall be included in the “Employment Period.”

(c)            Termination By Executive Without Good Reason.  Notwithstanding the provisions of Sections 5(a) and 5(b) of this Agreement, the Executive may terminate the employment relationship at any time for any reason by giving the Company written notice at least forty-five (45) days prior to the effective date of termination.  The Company, at its election, may (i) require the Executive to continue to perform his duties hereunder for the full forty-five (45) day notice period, or (ii) terminate the Executive’s employment at any time during such 45-day notice period (but any such termination by the Company shall not be deemed to be a termination of the Executive’s employment without Cause).  Unless otherwise provided by this Section 5, all compensation and benefits paid by the Company to the Executive shall cease upon his last day of employment.  The Executive acknowledges and agrees that the non-compete restrictions set forth in the Company’s Confidentiality, Non-competition, and Proprietary Rights Agreement or such other similar agreement by which the Executive is bound containing similar obligations (the “Confidentiality Agreement”) will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(c).  Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other similar agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.  Executive shall be entitled to receive any accrued but unpaid salary and bonuses declared and communicated to the Executive but not yet paid as of the effective date of his termination (other than such amounts as are subject to a deferred compensation arrangement) (collectively, net after deferrals, “Accrued Current Compensation”), and to be reimbursed in accordance with applicable Company policy for any reimbursable expenses that have not been reimbursed prior to such termination.

(d)            Termination By Company For Cause.  If the Executive's employment is terminated for “Cause,” the Executive will not be entitled to and the Company shall not be obligated to pay any compensation or benefits of any type following the effective date of termination, but the Executive shall be entitled to receive any Accrued Current Compensation, and to be reimbursed in accordance with Company policy for any reimbursable expenses remaining due and owing that have not been reimbursed prior to his termination.  As used in this Agreement, the term “Cause” shall mean a termination for (i) the conviction of the Executive of, or the entry of a pleading of guilty or nolocontendere by the Executive to, any crime involving moral turpitude or any felony or fraud (which includes any acts of embezzlement or misappropriation of funds) or any material violation of the Sarbanes-Oxley Act of 2002; (ii) serious dereliction of a fiduciary obligation or duty of loyalty owed to the Company; (iii)  a refusal to substantially perform the Executive's duties hereunder or to comply with the policies and practices of the Company, except in the event that the Executive becomes permanently disabled as set forth in Section 5(f) of this Agreement; or (iv) Executive’s material breach of this Agreement.  Anything herein to the contrary notwithstanding, the Company shall give the Executive written notice prior to terminating the Executive's employment based upon a material breach of this Agreement (clause (iv) above), setting forth the exact nature of any alleged breach and the conduct required to cure such breach.  The Executive shall have forty-five (45) days from the giving of such notice within which to cure the breach.  The Executive acknowledges and agrees that the non-compete restrictions set forth in the Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(d).  Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(e)            Termination By Company Without Cause.  The Company may terminate the Executive without Cause by delivering written notice to the Executive at least forty-five (45) days prior to the effective date of such termination.

(i)            If the Executive's employment is terminated by the Company without Cause, then, subject to the terms and conditions set forth in this Section 5(e), the Executive shall be entitled to receive an aggregate amount equal to one (1) times the Executive’s then current annual Total Cash Compensation as severance pay. This severance pay shall be paid in substantially equal monthly installments (or such other frequency consistent with the Company’s payroll practice then in effect for active employees at the executive level) over a period of twelve (12) months, commencing no later than thirty (30) days after the Executive’s employment is terminated by the Company without Cause, except as otherwise provided in this Agreement.  In addition, to the extent that the Executive qualifies for, complies with the requirements of and otherwise remains eligible for continuation of his health care insurance benefits under COBRA, and payment of COBRA premiums is permitted under applicable laws and regulations, the Company shall pay the COBRA premiums until the earlier of (A) such time as the Executive obtains alternative employment and becomes eligible for health insurance through his new employer and (B) eighteen (18) months following the date of his termination.  For purposes of determining severance pursuant to this Section 5(e)(i), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his termination, and the full Target Annual Bonus for the relevant year.  Further, the Executive shall be entitled to receive any Accrued Current Compensation, and to be reimbursed in accordance with Company policy for any reimbursable expenses remaining due and owing that have not been reimbursed prior to his termination.

(ii)            In addition to the Executive’s severance calculated in accordance with Section 5(e)(i), if the Executive's employment is terminated by the Company without Cause, the vesting period shall be accelerated for all of Executive’s unvested options, shares of restricted stock, or other rights to purchase equity securities of the Company (collectively, the “Award Shares”) awarded to Executive pursuant to any Plan, such that any then-unvested Award Shares awarded to Executive shall become fully vested effective immediately prior to the effective date of Executive’s termination of employment.

(iii)            The Executive acknowledges and agrees that the non-compete restrictions set forth in the Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(e).  Furthermore, the obligations imposed on Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(iv)            The severance pay, COBRA premium payment and accelerated vesting of Award Shares to be provided under this Section 5(e) are referred to herein collectively as the “Termination Compensation.”  The Executive shall not be entitled to any Termination Compensation unless (i) the Executive complies with all surviving provisions of any Confidentiality Agreement by which the Executive is bound, and (ii) the Executive executes and delivers to the Company after a notice of termination and on or before the last date on which the severance pay is scheduled to commence, a mutual release in form and substance acceptable to the Company by which the Executive releases the Company from any obligations and liabilities of any type whatsoever under this Agreement, except for the Company's obligations with respect to the Termination Compensation, which release shall not affect the Executive’s right to indemnification, if any, for actions taken within the scope of his employment.  Notwithstanding anything herein to the contrary, no Termination Compensation shall be paid or otherwise provided until all applicable revocation periods have fully expired, and the mutual release becomes fully and finally enforceable.  The parties hereto acknowledge that the Termination Compensation to be provided under this Section 5(e)(iv) is to be provided in part in consideration for the above-specified release.

(v)            Except as otherwise provided under Section 11, the Termination Compensation described in this Section 5(e) is intended to supersede any other severance payment provided by any Company policy, plan or practice.  Therefore, the Executive shall be disqualified from receiving any severance payment under any other Company severance policy, plan or practice.

(f)            Termination for Executive’s Permanent Disability.  To the extent permissible under applicable law, in the event the Executive becomes permanently disabled during employment with the Company, the Company may terminate Executive’s employment under this Agreement by giving forty-five (45) days prior written notice to the Executive of its intent to terminate, and unless the Executive resumes performance of the duties set forth in Section 3 within forty-five (45) days of the date of the notice, Executive’s employment under this Agreement shall terminate at the end of such forty-five (45) day period.  If the Executive’s employment is terminated pursuant to this Section 5(f), he shall be entitled to receive any Accrued Current Compensation, an aggregate amount equal to one-half of his then-current annual Total Cash Compensation as severance pay, and reimbursement in accordance with Company policy for any reimbursable expenses remaining due and owing that have not been reimbursed prior to his termination.  For purposes of determining severance pursuant to this Section 5(f), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his termination, and the full Target Annual Bonus for the relevant year.  This severance pay shall be paid in substantially equal monthly installments (or such other frequency consistent with the Company’s payroll practice then in effect for active employees at the executive level) over a period of twelve (12) months, commencing no later than thirty (30) days after the Executive’s employment is terminated because he becomes permanently disabled, except as otherwise provided in this Agreement, and shall be offset by amounts paid to the Executive under any disability insurance policy maintained or provided by the Company on the Executive.  If the Executive’s employment is terminated pursuant to this Section 5(f), the vesting period shall be accelerated for all of Executive’s Award Shares awarded to Executive pursuant to any Plan, such that any then-unvested Award Shares awarded to Executive shall become fully vested effective immediately prior to the effective date of Executive’s termination of employment.  For the purposes of this Agreement, “permanently disabled” means the inability, due to physical or mental ill health, to perform the essential functions of the Executive's job, with a reasonable accommodation, if applicable, for ninety (90) days during any one year of employment irrespective of whether such days are consecutive.  The Executive acknowledges and agrees that the non-compete restrictions set forth in any Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(f).  Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(g)            Termination Due To Executive’s Death.  Executive’s employment under this Agreement will terminate immediately upon the Executive's death, and the Company shall not have any further liability or obligation to the Executive, his executors, heirs, assigns or any other person claiming under or through his estate, except that the Executive’s estate shall receive any Accrued Current Compensation, and the Company shall provide severance pay to the Executive’s estate in an amount equal to one-half of his then-current annual Total Cash Compensation. For purposes of determining severance pursuant to this Section 5(g), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his death, and the full Target Annual Bonus for the relevant year.  Any severance pay shall be paid in a lump sum within ninety (90) days after the Executive’s death. If the Executive’s employment is terminated upon his death, the vesting period shall be accelerated for all of Executive’s Award Shares awarded to Executive pursuant to any Plan, such that any then-unvested Award Shares awarded to Executive shall become fully vested effective as of his date of death and shall be exercisable thereafter in accordance with the terms of the applicable award agreement.  At the Company’s discretion, the Company shall have the option to provide for payment of the cash severance pay called for under this Section 5(g) by means of a life insurance policy owned by the Company on the Executive’s life, and the Executive agrees to take all steps reasonably necessary to fulfill any underwriting requirements in order for the Company to obtain such life insurance policy.  Any death benefit payment from such policy to the Executive’s estate or designated beneficiary shall offset, and not be paid in duplication of, the cash severance amount described in this Section 5(g).

(h)            Termination by Executive for “Good Reason”.

                (i)            Subject to the provisions of this Section 5(h), the Executive shall have the right to terminate his employment under this Agreement for Good Reason.

                (ii)           For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without the Executive’s consent:

(1) the Company’s willful material breach of any provision of this Agreement;

(2) any material adverse change in the Executive’s compensation, position, authority, duties or responsibilities, or any other action by the Company (other than a change because the Executive becomes permanently disabled or as an accommodation under the Americans With Disabilities Act) which results in: a diminution in any material respect in Executive’s position, authority, duties, responsibilities or base compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion (provided, however, that, for the avoidance of doubt, no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company becomes a division, unit or subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Executive), excluding for this purpose material adverse changes made due to the Executive’s termination for Cause or termination by the Executive without Good Reason;

(3) relocation of the Company’s headquarters and/or the Executive’s regular work address to a location which requires the Executive to travel more than fifty (50) miles from the Executive’s residence (provided that it shall not qualify as “Good Reason” if the Company moves its headquarters within the Washington, D.C. Metropolitan Area -- i.e., anywhere within thirty (30) miles of Capitol Hill -- even if the new headquarters location is more than fifty (50) miles from Executive’s residence); or

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement;

provided, however, that it shall not constitute Good Reason unless the Executive shall have provided the Company with written notice of the Company’s alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such actions constituting Good Reason) within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Company’s receipt of such written notice; provided further, that a termination by the Executive for Good Reason shall not be deemed to have occurred unless the termination occurs within two (2) years after the initial existence of any of the conditions specified in this Section 5(h)(ii). Notwithstanding the foregoing, in order to avoid any confusion, any consolidation, merger or other corporate restructuring of or between the Company and TerreStar Corporation (“TS Corp”) (including but not limited to any transaction or series of transactions that results in TS Corp becoming the sole shareholder of the Company, or that results in TS Corp and the Company being merged into one another), or any change in the reporting hierarchy incident thereto involving the Executive, shall not trigger “Good Reason” as long as Executive’s duties, responsibilities and compensation are not materially altered in an adverse manner with respect to the Company, regardless of whether the Company remains an independent corporate entity, or becomes a part of, or a unit, division or subsidiary of, TS Corp or any related company.

            (iii)            A termination for Good Reason shall be treated for all severance purposes as a Termination without Cause, and the Executive shall be entitled to receive all of the payments identified in Section 5(e), subject to the terms and conditions of Section 5(e), and Executive’s Award Shares in the Company or TS Corp, as applicable, shall be accelerated consistent with Section 5(e)(ii); provided, however, that in connection with a termination for Good Reason, the Executive shall be entitled to exercise stock options in accordance with the terms of the Plan and any applicable agreements governing such stock options.  The Executive acknowledges and agrees that the non-compete restrictions set forth in any Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination pursuant to this Section 5(h).  Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

(i)            Expiration of the Agreement.  If this Agreement expires at the end of the Initial Term as a result of the Company not renewing or extending the Employment Period for a Renewal Term where the Executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue performing such services, then upon the Executive’s termination of employment at or after such expiration of the Agreement, subject to the terms and conditions set forth in Section 5(e), the Executive shall be entitled to receive severance pay equivalent to nine (9) months of Total Cash Compensation.  The amount payable pursuant to the immediately preceding sentence shall be paid in substantially equal monthly installments (or such other frequency consistent with the Company’s payroll practice then in effect for active employees at the executive level) over a period of twelve (12) months, commencing no later than thirty (30) days after the Executive’s employment is terminated, except as otherwise provided in this Agreement.  For purposes of determining severance pay pursuant to this Section 5(i), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his termination, and the full Target Annual Bonus for the relevant year.  In addition, if the Executive’s employment terminates at or after the expiration of the Agreement under the conditions described in this Section 5(i), to the extent that the Executive qualifies for, complies with the requirements of and otherwise remains eligible for continuation of his health care insurance benefits under COBRA, and payment of COBRA premiums is permitted under applicable laws and regulations, the Company shall pay the COBRA premiums until the earlier of (A) such time as the Executive obtains alternative employment and becomes eligible for health insurance through his new employer and (B) eighteen (18) months following the date of his termination.  Further, upon the Executive’s termination of employment at or after the expiration of this Agreement, the Executive shall be entitled to receive any Accrued Current Compensation, and to be reimbursed in accordance with Company policy for any reimbursable expenses remaining due and owing that have not been reimbursed prior to his termination.  The Executive acknowledges and agrees that the non-compete restrictions set forth in any Confidentiality Agreement will remain in full force and effect for the twelve (12) month period subsequent to his termination of employment on or after the expiration of this Agreement.  Furthermore, the obligations imposed on the Executive with respect to confidentiality, non-disclosure and assignment of rights to inventions or developments in this Agreement, any Confidentiality Agreement or any other agreement executed by the parties shall continue, notwithstanding the termination of the employment relationship between the parties.

6.            Company Property. All correspondence, records, documents, software, promotional materials, and other Company property, including all copies, which come into the Executive's possession by, through or in the course of his employment, regardless of the source and whether created by the Executive, are the sole and exclusive property of the Company, and immediately upon the termination of the Executive's employment, or at any time the Company shall request, the Executive shall return to the Company all such property of the Company, without retaining any copies, summaries or excerpts of any kind or in any format whatsoever.  The Executive further agrees that should he discover any Company property or Confidential Information (as hereinafter defined) in his possession after the return of such property has been requested, the Executive agrees to return it promptly to the Company without retaining copies, summaries or excerpts of any kind or in any format whatsoever.

7.            Non-Competition; Non-Solicitation.  Executive acknowledges and agrees that, as a condition of his employment under this Agreement, he shall be required to execute a copy of a Confidentiality Agreement to the extent that he has not already done so, and he shall be bound by the terms and conditions of that Confidentiality Agreement, including those provisions addressing non-competition and non-solicitation of customers and employees, which shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason.  The Executive acknowledges that he has received a copy of the Company’s Confidentiality Agreement and he fully understands its terms.  The Confidentiality Agreement, as well as all of the terms and obligations imposed on the Executive therein, is incorporated into this Agreement in their entirety by reference.  It shall not be a defense to any action seeking to enforce the terms of the Confidentiality Agreement that the Executive has failed to execute a copy of the Confidentiality Agreement.  The existence of a claim, charge, or cause of action by the Executive against the Company under this Agreement or otherwise shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants contained in the Confidentiality Agreement, but such claim, charge, or cause of action shall be litigated separately.

8.            Protection of Confidential Information. The Executive agrees that all information, whether or not in writing, relating to the business, technical or financial affairs of the Company and that is generally understood in the industry as being confidential and/or proprietary information, is the exclusive property of the Company.  The Executive agrees to hold in a fiduciary capacity for the sole benefit of the Company all secret, confidential or proprietary information, knowledge, data, or trade secret (“Confidential Information”) relating to the Company or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during his employment with the Company.  The Executive acknowledges and agrees that, as a condition of his employment under this Agreement, he is and shall remain bound by the terms and conditions of the Confidentiality Agreement, including those provisions addressing the confidentiality and non-disclosure of Company Confidential Information, and those provisions, and he obligations they impose on the Executive shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason.  The Executive agrees that he will not at any time, either during the Term of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties without written approval by an officer of the Company.  The Executive further agrees that all documents, memoranda, notes, records, data, schematics, sketches, computer programs, presentations, prototypes, or written, photographic, magnetic or other documents or tangible objects developed, created or compiled by him or made available to him at any time during his employment concerning the business of the Company and/or its clients, including any copies of such materials, shall be the property of the Company and shall be delivered to the Company on the termination of his employment, or at any other time upon request of the Company, and he shall not retain any such materials or copies of such materials subsequent to the termination of his employment for any reason.

9.            Intellectual Property.  The Executive acknowledges and agrees that he is and shall at all times remain bound by the terms and conditions of the Confidentiality Agreement during the course of his employment with the Company and thereafter, including those provisions addressing his obligations to the Company with respect to intellectual property belonging to the Company.  These obligations shall continue in full force and effect throughout the course of his employment and shall survive the termination of this Agreement and the Executive’s employment with the Company for any reason.

10.            Injunctive Relief.  The Executive acknowledges that he understands that, in the event of a breach or threatened breach of this Agreement by the Executive (including the terms of the Confidentiality Agreement expressly incorporated herein by reference), the Company may suffer irreparable harm and will therefore be entitled to injunctive relief, without prior notice to the Executive and without the posting of a bond or other guarantee, to enforce this Agreement.  This provision is not a waiver of any other rights which the Company may have under this Agreement, including the right to recover attorneys’ fees and costs to cover the expenses it incurs in seeking to enforce this Agreement, as well as to any other remedies available to it, including money damages.

11.            Change of Control Benefits.

(a)            In the event that, at any time during the Executive’s employment under this Agreement, the Company and/or TS Corp experiences a Change of Control (as hereinafter defined) and Executive experiences a Change of Control Position Modification (as hereinafter defined) in connection with such Change of Control then, provided that Executive shall have executed a release in form and substance acceptable to the Company, and subject to the other terms and conditions contained in this Agreement, the Executive shall be entitled to receive a lump sum payment in an amount equal to two (2) times the Executive’s then current annual Total Cash Compensation as severance pay, in recognition of his contributions leading up to the Change of Control.  Such lump sum payment shall be reduced by the gross amount of severance, if any, received by the Executive pursuant to Section 5 of this Agreement prior to the date of payment under this Section 11.  For purposes of determining severance pursuant to this Section 11(a), the Total Cash Compensation shall be calculated based on the Executive’s current Base Salary as of the effective date of his termination (without giving effect to any reduction in Base Salary which gave rise to the Good Reason termination, if applicable), and the full Target Annual Bonus for the relevant year.  This severance pay shall be paid no later than thirty (30) days after the effective date of the Change of Control or, if later, the Change of Control Position Modification, except as otherwise specified under Section 11(c).  In addition, vesting in all of Executive’s unvested Award Shares shall be accelerated such that Executive’s then unvested Award Shares shall become vested immediately prior to the effective date of Executive’s termination, subject to the terms and conditions of the applicable Plan and other agreements.  In addition, to the extent that the Executive qualifies for, complies with the requirements of and otherwise remains eligible for continuation of his health care insurance benefits under COBRA, and payment of COBRA premiums is permitted under applicable laws and regulations, the Company shall pay the COBRA premiums until the earlier of (A) such time as the Executive obtains alternative employment and becomes eligible for health insurance through his new employer and (B) eighteen (18) months following the date of his termination.  The severance provisions under this Section 11 shall supersede, and not be in duplication of, the severance provisions contained in Section 5(e), except as otherwise specified under Section 11(c).

(b)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with the first Person.

(ii)            “Change of Control” shall mean the earliest to occur of any of the following events, construed in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury guidance promulgated thereunder (the “Code”):

(A)            any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act), other than (1) Parent or any of its Subsidiaries, (2) any employee benefit plan of Parent or any of its Subsidiaries, (3) any Affiliate of Parent or any of its Subsidiaries, (4) a company owned, directly or indirectly, by stockholders of Parent in substantially the same proportions as their ownership of Parent or (5) an underwriter temporarily holding securities pursuant to an offering of such securities, or more than one person acting as a group, acquires ownership of securities of Parent or of the Company that, together with securities held by such person or group, constitutes more than 50% of the shares of voting stock of Parent or of the Company then outstanding (for the avoidance of doubt, the consummation of any merger, reorganization, business combination or consolidation of Parent or one of its Subsidiaries (including the Company) with or into any other entity, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of Parent or the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than 50% of the combined voting power of the voting securities of Parent or the Company or the surviving company or the parent of such surviving company, may constitute a Change of Control under this Section 11(b)(ii)(A));

(B)                       the consummation of a sale or disposition by Parent or the Company of all or substantially all of Parent’s or the Company’s assets that, immediately after such sale or disposition, results in Parent or the Company no longer owning more than 80% of the total gross fair market value of the assets of Parent or the Company as applicable, but excluding any sale or disposition if the holders of the voting securities of Parent or the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(C)                       individuals who, as of the beginning of any twelve (12) month period, constitute the Board of Directors of the Parent or the Company (each, an“Incumbent Board”) cease for any reason to constitute at least a majority of such Board within such twelve (12) month period; provided, however, that any individual becoming a director whose election to the Board of Directors of the Parent or the Company was approved by a vote of at least a majority of the directors then comprising the applicable Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an election contest with respect to the election or removal of directors or other solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Parent or the Company; provided further, that a change to the membership of the current Board of the Parent or the Company or any portion thereof as a result of or in connection with any consolidation, merger or other corporate restructuring of or between the Company and TS Corp (or the consolidation of the boards of directors of TS Corp and the Company as a result of such consolidation, merger or other corporate restructuring) shall not constitute a Change of Control for purposes of this Agreement.

(iii)            “Change of Control Position Modification” shall mean that, coincident with or within three (3) months after a Change of Control, Executive’s employment with the Company is terminated by the Company or its successor without Cause (as defined in Section 5(d) above) or Executive terminates his employment with the Company or its successor with Good Reason (as defined in Section 5(h) above). For the avoidance of doubt, no diminution of title, position, duties or responsibilities shall be deemed to occur solely because the Company has experienced a Change of Control or has been merged into or becomes a division, unit or subsidiary of another corporation or entity or because there has been a change in the reporting hierarchy incident thereto involving the Executive. A Change of Control Position Modification shall also be deemed to have occurred coincident with the Change of Control if the Executive’s employment with the Company had been terminated by the Company without Cause within the three- (3-) month period prior to the date on which the Change of Control occurred, and if it is reasonably demonstrated by the Executive to the Board that such termination of employment either was at the request of a third party who had taken steps reasonably calculated to effect the Change of Control or otherwise arose in connection with or in anticipation of the Change of Control.  Any determination by the Board in this regard shall be made in good faith taking into account all facts and circumstances surrounding the termination of employment.  In any event, a Change of Control Position Modification shall not be deemed to have occurred unless (a) the Executive shall have provided the Company with written notice of the Company’s alleged actions constituting a Change of Control Position Modification (which notice shall specify in reasonable detail the particulars of such actions) within thirty (30) days after the initial existence of any such alleged actions, and the Company has not cured any such alleged actions or substantially commenced its effort to cure such breach within thirty (30) days of the Company’s receipt of such written notice, and (b) the termination occurs within six (6) months after the initial existence of any one of the conditions specified in this Section 11(b)(3) upon which the termination is based.

(iv)            “control”, “controlled by” and “under common control with”, as used with respect to any Person, means the possession, directly or indirectly, through one or more intermediaries or otherwise, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, contractually or in any other manner whatsoever.

(v)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(vi)            “Parent” means TS Corp (including its successor through any internal reorganization) or, in case TS Corp is not the ultimate parent of the Company, the entity that is the ultimate parent corporation of the Company.

(vii)            “Person” means any individual, firm, corporation, limited liability company, partnership, sole proprietorship, trust or other legally cognizable entity.

(viii)           “Subsidiary” with respect to any specified Person, means:

(A)            any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(B)            any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary (as defined in clause (A)) of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries (as defined in clause (A)) of that Person (or any combination thereof).

(c)            In the event that Executive suffers a Change of Control Position Modification that results in his termination of employment prior to the date that the Change of Control occurs, then, provided that Executive shall have executed a release in form and substance acceptable to the Company, and subject to the other terms and conditions contained in this Agreement, the Executive shall receive such benefits to which he is entitled under Section 5 of this Agreement absent the occurrence a Change of Control.  Notwithstanding the preceding sentence, within thirty (30) days after the effective date of the Change of Control, Executive shall cease receiving further severance pay payments under Section 5and shall receive the balance of the benefits (without interest) to which he is entitled under Section 11(a).  For the avoidance of doubt, the benefits provided under this Section 11shall not be made in duplication of any benefits provided under Section 5of this Agreement.

12.          Excise Tax on Parachute Payments

(a)            The Executive shall bear all expense of, and be solely responsible for, all federal, state, local or foreign taxes due with respect to any payment received hereunder, including, without limitation, any excise tax imposed by Section 4999 of the Code; provided, however, that any payment or benefit received or to be received by the Executive in connection with a Change of Control or the termination of the Executive’s employment (whether payable pursuant to the terms of this Agreement (“Contract Payments”) or any other plan, arrangements or agreement with the Company or any affiliate (collectively with the Contract Payments, the “Total Payments”)) shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit received by the Executive shall exceed the net after-tax benefit that would be received by the Executive if no such reduction was made.

(b)            For purposes of this Section 12, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which the Executive receives or is then entitled to receive from the Company that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code.

(c)            The foregoing determination shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive (which may be, but will not be required to be, the Company’s independent auditors).  The Accounting Firm shall submit its determination and detailed supporting calculations to both the Executive and the Company within fifteen (15) days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be “parachute payments.”  If the Accounting Firm determines that a reduction is required by this Section 12, the Executive, in the Executive’s discretion, may determine which of the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to the Executive; provided that, if the Executive does not make such determination within ten (10) business days after the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Total Payments shall be eliminated or reduced consistent with the requirements of this Section 12 and shall notify the Executive promptly of such election.

(d)            The Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of the Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 12.  The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 shall be borne by the Company.

13.          Publicity.  Except as otherwise required by law, including but not limited to the disclosure obligations imposed on public companies under the federal and/or state securities laws, neither party shall issue, without consent of the other party, any press release or make any public announcement with respect to this Agreement or the employment relationship between them.  Following the date of this Agreement and regardless of any dispute that may arise in the future, the Executive and the Company jointly and mutually agree that they will not disparage, criticize or make statements that are negative, detrimental or injurious to the other to any individual, company or client, including within the Company.

14.            Non-disparagement.  The Executive shall not, while executive is employed by the Company or at any time thereafter, directly, or through any other personal entity, make any public or private statements that are disparaging of the Company, its business or its employees, officers, directors, or stockholders.  The Company agrees to refrain from any public statements after the Executive’s employment with the Company ceases that are disparaging to the Executive.  The Company’s obligations under this section extend only to then current officers and members of the board, and only for so long as those individuals are officers or directors of the Company.

15.            Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns.  In the event the Company is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement.  The parties understand that the obligations of the Executive are personal and may not be assigned by him.

16.            Entire Agreement.  This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes the Predecessor Agreement and any and all prior understandings, written or oral, except for the Confidentiality Agreement, the Plans and agreements that have been executed or are to be executed in connection with any Award Shares or other equity interests awarded to the Executive during the course of his employment; provided, however, that any provisions of this Agreement with respect to the vesting of, lapse of restrictions upon, or exercise of Award Shares that are more favorable to the Executive than the provisions set forth in the applicable award agreements shall be controlling and shall be treated by the parties as an amendment of such award agreements.  This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties.  By entering into this Agreement, the Executive certifies and acknowledges that he has carefully read all of the provisions of this Agreement and that he voluntarily and knowingly enters into said Agreement.

17.            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

18.            Tax Consequences.  Company will have no obligation to any Person entitled to the benefits of this Agreement with respect to any tax obligation any such Person incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

19.            Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the principles of conflicts of law thereof.

20.            Notices.  Any notice provided for in this Agreement shall be provided in writing.  Notices shall be effective from the date of service, if served personally on the party to whom notice is to be given, or on the second day after mailing, if mailed by first class mail, postage prepaid.  Notices shall be properly addressed to the parties at their respective addresses or to such other address as either party may later specify by notice to the other.

21.            ARBITRATION.  The parties agree that, except as discussed in this Agreement, any controversy, claim or dispute arising out of or relating to this Agreement or the breach thereof, or arising out of or relating to the employment of the Executive, or the termination thereof, including any statutory or common law claims under federal, state, or local law, including all laws prohibiting discrimination in the workplace, shall be resolved by arbitration before a single arbitrator in Fairfax County, Virginia in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association.  The parties agree that any award rendered by the arbitrator shall be final and binding, and that judgment upon the award may be entered in any court having jurisdiction thereof.  The parties further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the Company and its affiliates to which the Executive has or will be given access, and the likelihood of significant harm that the Company and its affiliates would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company from going to court to seek injunctive relief to prevent the Executive from violating the obligations established in Sections 7 through 9 of this Agreement. This agreement to arbitrate does not include claims that, by law, may not be subject to mandatory arbitration.

22.            Indemnification.

  (a)            Corporate Acts.  In his/her capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or the Executive at the Company’s request, the Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Executive may be involved, or threatened to be involved, as a party or otherwise by reason of the Executive’s status, which relate to or arise out of the Company, their assets, business or affairs, if in each of the foregoing cases, (i) the Executive acted in good faith and in a manner the Executive believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe the Executive’s conduct was unlawful, and (ii) the Executive’s conduct did not constitute gross negligence or willful or wanton misconduct (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Executive provides an undertaking to repay advances if it is ultimately determined that Executive is not entitled to indemnification). The Company shall advance all expenses incurred by the Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 22, including but not necessarily limited to legal counsel, expert witnesses or other litigation-related expenses.  The Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time in the future to no lesser extent than any other officers or directors of the Company.  After the Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 22, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of the Executive.  Notwithstanding anything herein to the contrary, the provisions of this Section 22 shall survive the termination of this Agreement and the termination of the Employment Period for any reason.

(b)            Personal Guarantees.  The Company shall indemnify and hold harmless the Executive for any liability incurred by him/her by reason of his/her execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes).

(c)            The indemnification provision of this Section 22 shall be in addition to any other liability the Company otherwise may have to the Executive to indemnify him for his conduct in connection with his efforts on the Company’s behalf.

23. Section 409A Safe Harbor.

(a)            This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code.

(b)            This Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A of the Code.

(c)            If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, theCompany and the Executive agree that they will execute any and all amendments to this Agreement permitted under applicable law as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Section 409A of the Code or as otherwise needed to ensure that this Agreement complies with Section 409A.

(d)            The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive under this Agreement.  The Company shall not be liable to the Executive for any payment made under this Agreement, at the direction or with the consent of the Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(e)            For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(f)            With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (i) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(g)            “Termination of employment,” or words of similar import, as used in this Agreement, means for purposes of Section 409A of the Code the date as of which the Company and the Executive reasonably anticipate that no further services will be performed by the Executive and shall be construed as the date that the Executive first incurs a “separation from service” for purposes of Section 409A of the Code.

(h)            If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall accrue without interest and shall be made within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

24.          Miscellaneous.

(a)            No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)            The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

(c)            The language in all parts of this Agreement will be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

(d)            The obligations of Company under this Agreement, including its obligation to pay the compensation provided for in this Agreement, are contingent upon the Executive’s performance of the Executive’s obligations under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered, by its authorized officers or individually, on the date first set forth above in the opening paragraph of this Agreement.

TerreStar Networks Inc.

By:	/s/	Robert H. Brumley
Robert H. Brumley
Its:		President and CEO

Michael Reedy

By:	/s/	Michael Reedy
Michael Reedy
Executive